Exhibit 10.1
SECOND AMENDMENT TO CREDIT AGREEMENT

This Second Amendment to Credit Agreement is entered into as of August 18, 2009, by and between PRI Medical Technologies, Inc., a Nevada corporation ("Borrower") and City National Bank, a national banking association ("CNB").

RECITALS

A. Borrower and CNB are parties to that certain Credit Agreement, dated as of May 1, 2008, as amended by that certain First Amendment to Credit Agreement dated as of August 4, 2008 (the Credit Agreement, as herein amended, hereinafter the "Credit Agreement").

B. Borrower and CNB desire to supplement and amend the Credit Agreement as hereinafter set forth.

NOW, THEREFORE, the parties agree as follows:

1.   Definitions. Capitalized terms used in this Amendment without definition shall have the meanings set forth in the Credit Agreement.

2.   Amendments. The Credit Agreement is amended as follows:

       2.1         Section 1.25 of the Credit Agreement is amended in its entirety to provide as follows:

"Termination Date" means August 3, 2010, Notwithstanding the foregoing, CNB may, at its option, terminate this Agreement pursuant to the Section entitled "CNB's Remedies"; the date of any such termination will become the Termination Date as that term is used in this Agreement."

       2.2         Section 2.1.2 is amended in its entirety to provide as follows:

"Interest. The Revolving Credit Loans will bear interest from disbursement until due (whether at stated maturity, by acceleration or otherwise) at a rate equal to the greater of (a) three and one-half percent (3.50%) per year, or (b) the fluctuating Prime Rate plus one half percent (0.50%) per year. Interest on the Revolving Credit Loans and other charges incurred under this Agreement will be payable monthly in arrears on the third day of the next month, commencing on the first such date after the date hereof, and on the Termination Date."

       2.3         Sections 6.10.1 and 6.10.2 are amended in their entirety to provide as follows:

            "6.10.1             Tangible Net Worth plus Subordinated Debt of not less than $4,500,000.00 at all times;

     6.10.2               A ratio of Total Senior Liabilities to Tangible Net Worth plus Subordinated Debt of not more than 3.00 to 1 at all times;"

3.   Existing Agreement. Except as expressly amended herein, the Credit Agreement shall remain in full force and effect, and in all other respects is affirmed.

4.   Conditions Precedent. This Amendment shall become effective upon the fulfillment of all of the following conditions to CNB's satisfaction:

   4.1          CNB shall have received this Amendment duly executed by Borrower;

   4.2          CNB shall have received a separate Continuing Guaranty executed by the Guarantor, guarantying repayment of all Obligations of Borrower to CNB; and

   4.3          CNB shall have received a loan documentation fee equal to $1,000.00.

5.   Counterparts. This Amendment may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument,

6.   Governing Law. This Amendment and the rights and obligations of the parties hereto shall be construed in accordance with, and governed by the laws of the State of California.

   IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

"Borrower"	PRI Medical Technologies, Inc. a Nevada Corporation

	By:	/s/ Bruce J. Haber
Bruce J. Haber, Chairman/CEO

"CNB"	City National Bank, a national banking association

	By:	/s/ George Hill
George Hill, Senior Vice President